Exhibit 99.1

CONTACT:
Debra McConnell
Global Communications                        FOR IMMEDIATE RELEASE
(508) 390-2323                            Wednesday, August 21, 2024

THE TJX COMPANIES, INC. REPORTS Q2 FY25 RESULTS; COMP STORE SALES GROWTH OF 4%, PRETAX PROFIT MARGIN OF 10.9%, AND DILUTED EPS OF $.96 ALL ABOVE PLAN; RAISES FY25 PRETAX PROFIT MARGIN AND EPS GUIDANCE

•Q2 consolidated comparable store sales increased 4%, above the Company’s plan, and were entirely driven by an increase in customer transactions
•Q2 pretax profit margin of 10.9%, up 0.5 percentage points versus last year and well above the Company’s plan
•Q2 diluted earnings per share of $.96, up 13% versus last year and well above the Company’s plan
•Returned $982 million to shareholders in Q2 through share repurchases and dividends
•Opened 5,000th store worldwide
•Signed definitive agreement to invest approximately $360 million for a 35% ownership stake in privately held Brands For Less (see below)
•Increases outlook for FY25 pretax profit margin and earnings per share

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended August 3, 2024. Net sales for the second quarter of Fiscal 2025 were $13.5 billion, an increase of 6% versus the second quarter of Fiscal 2024. Second quarter Fiscal 2025 consolidated comparable store sales increased 4%. Net income for the second quarter of Fiscal 2025 was $1.1 billion and diluted earnings per share were $.96, up 13% versus $.85 in the second quarter of Fiscal 2024.

For the first half of Fiscal 2025, net sales were $25.9 billion, an increase of 6% versus the first half of Fiscal 2024. First half Fiscal 2025 consolidated comparable store sales increased 3%. Net income for the first half of Fiscal 2025 was $2.2 billion. First half Fiscal 2025 diluted earnings per share were $1.89, up 17% versus $1.62 in the first half of Fiscal 2024.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our second quarter performance. Our comparable store sales increase of 4%, pretax profit margin, and earnings per share all exceeded our plans. Our teams sharply executed on our mission to deliver great value to consumers every day. Our overall comp sales growth was entirely driven by customer transactions, which increased at every division. The performance of Marmaxx, our largest division, was outstanding, with a comp sales increase of 5%. With our strong second quarter results, we are raising our full-year guidance for both pretax profit margin and earnings per share. The third quarter is off to a strong start. We see excellent buying opportunities in the marketplace and are strongly positioned to ship fresh and compelling merchandise to our stores and online throughout the fall and holiday selling seasons. We marked a milestone for our Company in the second quarter by opening our 5,000th store! Longer term, we are excited about our potential to capture additional market share in all of our geographies and to continue our global growth, while delivering great value to more consumers around the world and driving the profitability of TJX.”

Comparable Store Sales by Division

The Company’s comparable store sales by division for the second quarter of Fiscal 2025 and Fiscal 2024 were as follows:

Second Quarter Comparable Store Sales[1]
	FY2025	FY2024

Marmaxx (U.S.)[2]	+5%	+8%
HomeGoods (U.S.)[3]	+2%	+4%
TJX Canada	+2%	+1%
TJX International (Europe & Australia)	+1%	+3%

TJX	+4%	+6%
1Comparable store sales excludes e-commerce. 2Includes TJ Maxx, Marshalls, and Sierra stores. 3Includes HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division for the second quarter of Fiscal 2025 and Fiscal 2024 were as follows:

	Second Quarter Net Sales ($ in millions)[1]		Second Quarter FY2025 Reported Sales Growth	Second Quarter FY2025 Sales Growth on a Constant Currency Basis[2]
	FY2025	FY2024

Marmaxx (U.S.)[3]	$8,445	$7,903	+7%	N.A.
HomeGoods (U.S.)[4]	$2,101	$2,011	+4%	N.A.
TJX Canada	$1,244	$1,223	+2%	+4%
TJX International (Europe & Australia)[5]	$1,678	$1,621	+4%	+3%

TJX	$13,468	$12,758	+6%	+6%
1Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores (and homegoods.com for FY2024 only). 5Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the second quarter of Fiscal 2025, the Company’s pretax profit margin was 10.9%, up 0.5 percentage points versus last year’s second quarter pretax profit margin of 10.4%.

The Company’s second quarter Fiscal 2025 pretax profit margin was above the high-end of its plan by 0.4 percentage points primarily due to a benefit from lower freight costs and stronger sales, partially offset by higher incentive compensation accruals and a contribution to the TJX Foundation.

Gross profit margin for the second quarter of Fiscal 2025 was 30.4%, a 0.2 percentage point increase versus the second quarter of Fiscal 2024. Selling, general and administrative (SG&A) costs as a percent of sales for the second quarter of Fiscal 2025 were 19.8%, a 0.3 percentage point decrease versus the second quarter of Fiscal 2024.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the second quarter and the first half of Fiscal 2025 versus the prior year. The overall net impact of foreign currency exchange rates was neutral for the Company’s second quarter and first half Fiscal 2025 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of August 3, 2024 were $6.5 billion, compared to $6.6 billion at the end of the second quarter of Fiscal 2024. Consolidated inventories on a per-store basis as of August 3, 2024, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were down 2% on both a reported and constant currency basis versus last year. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is pleased with its inventory levels and is confident it is well-positioned to take advantage of the excellent availability of quality, branded merchandise in the marketplace and flow exciting goods to its stores and online throughout the fall and holiday season.

Cash and Shareholder Distributions

For the second quarter of Fiscal 2025, the Company generated $1.6 billion of operating cash flow and ended the quarter with $5.3 billion of cash.

During the second quarter of Fiscal 2025, the Company returned a total of $982 million to shareholders. The Company repurchased $559 million of TJX stock, retiring 5.1 million shares, and paid $423 million in shareholder dividends during the quarter.

During the first half of Fiscal 2025, the Company returned a total of $1.9 billion to shareholders. The Company repurchased a total of $1.1 billion of TJX stock, retiring 10.4 million shares, and paid $800 million in shareholder dividends.

The Company continues to expect to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending February 1, 2025. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Third Quarter and Full Year Fiscal 2025 Outlook

For the third quarter of Fiscal 2025, the Company is planning consolidated comparable store sales to be up 2% to 3%, pretax profit margin to be in the range of 11.8% to 11.9%, and diluted earnings per share to be in the range of $1.06 to $1.08.

For the full year Fiscal 2025, the Company is now planning consolidated comparable store sales to be up approximately 3%. The Company is increasing its outlook for pretax profit margin to be approximately 11.2% and increasing its diluted earnings per share outlook to be in the range of $4.09 to $4.13. As a reminder, last year’s full year and fourth quarter pretax profit margin and earnings per share benefited from an extra week in the Company’s fiscal calendar.

Investment in Brands for Less

The Company announced today that it has signed a definitive agreement to make an investment of approximately $360 million, subject to customary working capital adjustments, for a 35% ownership stake in privately held Brands for Less (BFL). BFL is based in Dubai and is the region’s only major off-price branded apparel, toys, and home fashions retailer. The transaction is expected to close later this fiscal year, and TJX’s investment represents a non-controlling, minority position in BFL. BFL currently operates over 100 stores, primarily in the UAE and Saudi Arabia, as well as an e-commerce business. As TJX seeks to continue its global growth, this transaction gives the Company an opportunity to invest in an established, off-price retailer with significant growth potential. The Company’s ownership in BFL is expected to be slightly accretive to earnings per share beginning in Fiscal 2026. The Company will record this investment using the equity method of accounting from the date of the investment. Further, TJX will report its share of BFL’s financial results on a one quarter delay. BofA Securities acted as financial advisor and Ropes & Gray LLP provided legal counsel to the Company in connection with this transaction.

Stores by Concept

During the fiscal quarter ended August 3, 2024, the Company increased its store count by 29 stores overall to a total of 5,001 stores and increased square footage by 0.5% versus the prior quarter.

	Store Locations[1] Second Quarter FY2025		Gross Square Feet Second Quarter FY2025 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,322	1,326	35.7	35.9
Marshalls	1,201	1,204	33.8	33.8
HomeGoods	922	930	21.5	21.7
Sierra	97	101	2.0	2.1
Homesense	59	62	1.6	1.7
In Canada:
Winners	303	304	8.3	8.3
HomeSense	158	160	3.7	3.8
Marshalls	106	108	2.8	2.9
In Europe:
TK Maxx	644	645	17.9	17.9
Homesense	78	77	1.5	1.4
In Australia:
TK Maxx	82	84	1.7	1.7

TJX	4,972	5,001	130.5	131.2
1Store counts above include both banners within a combo or a superstore.

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,000 stores across nine countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

Second Quarter Fiscal 2025 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2025 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, August 27, 2024, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, third quarter, fourth quarter, and full-year Fiscal 2025 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during this fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K, as well as other information we file with the Securities and Exchange Commission ( “SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, unless required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023

Net sales	$13,468	$12,758	$25,947	$24,541

Cost of sales, including buying and occupancy costs	9,380	8,910	18,119	17,284
Selling, general and administrative expenses	2,666	2,559	5,066	4,797
Interest (income) expense, net	(46)	(38)	(96)	(75)

Income before income taxes	1,468	1,327	2,858	2,535
Provision for income taxes	369	338	689	655

Net income	$1,099	$989	$2,169	$1,880

Diluted earnings per share	$0.96	$0.85	$1.89	$1.62

Cash dividends declared per share	$0.375	$0.3325	$0.75	$0.665

Weighted average common shares – diluted	1,144	1,161	1,145	1,163

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 3, 2024	July 29, 2023

Assets:
Current assets:
Cash and cash equivalents	$5,250	$4,550
Accounts receivable and other current assets	1,170	1,203
Merchandise inventories	6,470	6,585

Total current assets	12,890	12,338

Net property at cost	6,968	6,166

Operating lease right of use assets	9,513	9,406
Goodwill	95	95
Other assets	1,089	917

Total assets	$30,555	$28,922

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$4,503	$4,438
Accrued expenses and other current liabilities	4,497	4,261
Current portion of operating lease liabilities	1,621	1,618

Total current liabilities	10,621	10,317

Other long-term liabilities	960	915
Non-current deferred income taxes, net	162	132
Long-term operating lease liabilities	8,166	8,089
Long-term debt	2,864	2,861

Shareholders’ equity	7,782	6,608

Total liabilities and shareholders' equity	$30,555	$28,922

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023
Cash flows from operating activities:
Net income	$2,169	$1,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	529	467
Deferred income tax provision	43	16
Share-based compensation	84	70
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(14)	(15)
(Increase) in merchandise inventories	(512)	(734)
(Increase) in income taxes recoverable	(54)	(28)
Increase in accounts payable	648	619
(Decrease) in accrued expenses and other liabilities	(449)	(206)
(Decrease) increase in net operating lease liabilities	(11)	0
Other, net	(67)	17
Net cash provided by operating activities	2,366	2,086

Cash flows from investing activities:
Property additions	(982)	(820)
Purchase of investments	(23)	(17)
Sales and maturities of investments	15	18
Net cash (used in) investing activities	(990)	(819)

Cash flows from financing activities:
Repayment of debt	—	(500)
Payments for repurchase of common stock	(1,068)	(1,041)
Cash dividends paid	(803)	(725)
Proceeds from issuance of common stock	191	81
Other	(42)	(29)
Net cash (used in) financing activities	(1,722)	(2,214)

Effect of exchange rate changes on cash	(4)	20

Net (decrease) in cash and cash equivalents	(350)	(927)
Cash and cash equivalents at beginning of year	5,600	5,477

Cash and cash equivalents at end of period	$5,250	$4,550

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales:
In the United States:
Marmaxx	$8,445	$7,903	$16,195	$15,269
HomeGoods	2,101	2,011	4,180	3,977
TJX Canada	1,244	1,223	2,357	2,261
TJX International	1,678	1,621	3,215	3,034
Total net sales	$13,468	$12,758	$25,947	$24,541
Segment profit:
In the United States:
Marmaxx	$1,191	$1,084	$2,288	$2,112
HomeGoods	191	175	389	319
TJX Canada	187	192	324	309
TJX International	73	32	134	70
Total segment profit	1,642	1,483	3,135	2,810
General corporate expense	220	194	373	350
Interest (income) expense, net	(46)	(38)	(96)	(75)
Income before income taxes	$1,468	$1,327	$2,858	$2,535

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the second quarter ended August 3, 2024, the Company returned $982 million to shareholders, repurchasing and retiring 5.1 million shares of its common stock at a cost of $559 million and paid $423 million in shareholder dividends. During the six months ended August 3, 2024, the Company returned $1.9 billion to shareholders, repurchasing and retiring 10.4 million shares of its common stock at a cost of $1.1 billion and paid $800 million in shareholder dividends. During the second quarter of fiscal 2025, the Company completed the $1.0 billion that remained as of February 3, 2024 from the previously announced stock repurchase program. In February 2024, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $2.5 billion of TJX common stock from time to time. Under this program, TJX had approximately $2.5 billion available for repurchase as of August 3, 2024.